Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF PROGENITY, INC.

Progenity, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1. The current name of the Corporation is Progenity, Inc., and the Corporation was originally incorporated pursuant to the General Corporation Law on January 9, 2012 under the name Ascendant MDx, Inc.

2. The Corporation’s Eighth Amended and Restated Certificate of Incorporation (the “Eighth Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on June 23, 2020.

3. The Board of Directors of the Corporation duly adopted resolutions pursuant to Section 242 of the General Corporation Law approving this Amendment of the Eighth Amended and Restated Certificate of Incorporation, which resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED, that Article I of the Eighth Amended and Restated Certificate of Incorporation be amended to read in its entirety as follows:

“The name of the Corporation is Biora Therapeutics, Inc.”

4. This Certificate of Amendment of the Eighth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

5. This Certificate of Amendment shall become effective on April 26, 2022 at 12:00 a.m. Eastern Time.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Eighth Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 22nd day of April, 2022.

By:	/s/ Aditya P. Mohanty
Aditya P. Mohanty
Chief Executive Officer